EXHIBIT 23.7
CONSENT OF KTR NEWMARK REAL ESTATE SERVICES LLC
Apartment Investment and Management Company
AIMCO Properties, L.P.
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237
Ladies and Gentlemen:
     We hereby consent to the filing of our appraisal reports listed below in the Schedule 13E-3 related to the Registration Statement on Form S-4 filed by Apartment Investment and Management Company and AIMCO Properties, L.P. with the Securities and Exchange Commission with respect to the following partnership:
VMS National Properties Joint Venture
Appraisal of Casa de Monterey dated as of April 11, 2006
Appraisal of Buena Vista Apartments dated as of April 11, 2006
Appraisal of Crosswood Park dated as of April 20, 2006
Appraisal of Mountain View Apartments dated as of April 11, 2006
Appraisal of Pathfinder Village Apartments dated as of April 14, 2006
Appraisal of Scotchollow Apartments dated as of April 13, 2006
Appraisal of The Towers of Westchester Park dated as of April 20, 2006
     We also consent to the reference to our firm and the descriptions of our appraisal reports in the Prospectus to the Registration Statement on Form S-4 dated ___ ___, 2006 (including any amendments and/or supplements to such Prospectus). We further acknowledge and agree that our consent may be evidenced by the transmission of an executed facsimile copy of this letter and that such transmission may be deemed to be an original signature.

KTR NEWMARK REAL ESTATE SERVICES LLC

By:	/s/ Steven Goldberg
Name: Steven Goldberg
Title: EVP

Dated: August 16, 2006